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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-37586

                                100,000 SHARES


                               COTELLIGENT, INC.


                                 COMMON STOCK

                                _______________

     This prospectus relates to the offer and sale of 100,000 shares of common stock of Cotelligent, Inc. from time to time for the account of our stockholder, E.W. & Associates, Inc. The shares of common stock covered by this prospectus were issued to the selling stockholder in a private placement made in connection with a Forbearance and Reinstatement of Noncompetes Agreement, dated as of May 2, 2000, among us, Cotelligent USA, Inc., E.W. & Associates, Inc. and the stockholders of E.W. & Associates, Inc., and a Securities Issuance Agreement, dated as of May 2, 2000, between us and E.W. & Associates, Inc. and/or its assigns.

     We will not receive any of the proceeds from the sale of the shares offered by this prospectus. All expenses of registration of the shares which may be offered by this prospectus under the Securities Act will be paid by us (other than underwriting discounts and selling commissions, and fees and expenses of advisors to the selling stockholder).

     Our common stock is traded on the New York Stock Exchange under the symbol "CGZ." On June 12, 2000, the closing price of the common stock as reported on the New York Stock Exchange was $4.8125 per share.

     See "Risk Factors" beginning on page 2 to read about certain factors you should consider before buying shares of our common stock.

                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                _______________

                  THE DATE OF THIS PROSPECTUS IS JUNE 22, 2000


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                                  RISK FACTORS

INVESTMENT IN OUR STOCK HAS A DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW MAY NOT BE THE ONLY ONES WE WILL FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM NOT MATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

              RISKS RELATED TO OUR INFORMATION TECHNOLOGY BUSINESS

  We have signed a definitive agreement to divest substantially all of our information technology, or IT, staff augmentation business. See "Recent Developments -- Divestiture of our IT Staff Augmentation Business" for a discussion of this divestiture. We cannot assure you that this transaction will be completed. Until the divestiture is completed, we will continue to be subject to all of the following risks related to our IT business. Once the divestiture has been completed, we will be subject to the following risks to the extent they relate to our IT consulting business and to our new joint venture.

IF WE FAIL TO CONTINUE TO ATTRACT AND RETAIN QUALIFIED IT PROFESSIONALS, IT COULD HARM OUR BUSINESS.

     Our success depends upon our ability to attract, hire and retain IT professionals who possess the necessary skills and experience to service our clients. We continually identify, screen and retain qualified IT professionals to keep pace with client demand for rapidly evolving technologies and varying client needs. We compete for these professionals with our clients, other providers of technical services, systems integrators, providers of outsourcing services, computer systems consultants and temporary staffing companies in a variety of industry segments. Competition for individuals with proven technical skills is intense. In the past, we have experienced difficulties in identifying and retaining qualified IT professionals and, in some instances, we were unable to meet requests for services. We cannot assure you that qualified IT professionals will continue to be available to us in sufficient numbers.

OUR SUCCESS IS DEPENDENT ON OUR KEY PERSONNEL AND OUR ABILITY TO HIRE ADDITIONAL MANAGEMENT PERSONNEL AT REGIONAL AND CORPORATE LEVELS.

     Our operations are dependent on the continued efforts of our executive officers and senior management of our operating locations. In addition, we will likely depend on the senior management of any businesses acquired in the future. If any of these people are unable or unwilling to continue in his or her present role, or if we are unable to hire, train and integrate new management personnel effectively, our business could be adversely affected. We do not currently maintain key man life insurance covering any of our executive officers or other members of senior management.

WE FACE PRICING AND MARGIN PRESSURE WHICH COULD ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

     Many of our larger clients purchase IT services primarily from a limited number of pre-approved vendors. In order to remain on vendor lists and attract new clients, we must provide our services at competitive rates. Although we continually attempt to reduce our costs, other IT consulting services organizations and temporary placement agencies provide the same or similar services at equal or lower costs. In addition, as competition intensifies between IT consulting services providers, increased demand for qualified IT professionals may result in upward market pressure on compensation rates. Further, some of our clients require that vendors reduce rates after services have commenced. We may not be able to compete effectively on pricing or other financial requirements and, as a result, we may lose clients or fail to maintain our historical gross profit levels or operate profitably.

WE FACE INTENSE COMPETITION WHICH COULD ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

     The IT consulting services industry is highly competitive, fragmented and subject to rapid change. Our competitors include local, regional and national consulting and integration firms, professional service divisions of applications software firms and the professional service groups of computer equipment companies. We also compete with management information outsourcing companies, "Big Five" accounting firms and general management consulting

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firms. The majority of our competitors are smaller regional firms with a strong presence in local markets. Some of our competitors have greater technical, financial or marketing resources than we have. In addition, we intend to enter new markets and expand our service offerings through internal growth and acquisitions and we expect to encounter additional competition from established companies in these areas. Further, many large companies have recently consolidated their vendor lists to a smaller number of preferred service providers. If we are unable to adequately service these companies and become a preferred service provider, our ability to acquire new clients and retain existing clients could be adversely affected. If we cannot compete effectively in our industry, our revenues and profitability could be adversely affected.

IF WE CANNOT IMPLEMENT AND MANAGE OUR ACQUISITION STRATEGY SUCCESSFULLY OUR FUTURE PROSPECTS AND GROWTH COULD SUFFER.

     We intend to continue to expand our operations through the acquisition of IT consulting services businesses. Our inability to implement and manage our acquisition strategy successfully could adversely affect our future prospects and growth. We may not be able to identify, acquire or profitably manage additional businesses without substantial costs, delays or other problems. If competition for acquisition candidates increases, the prices for attractive acquisition candidates may be bid up to higher levels. In addition, acquisitions may involve a number of special risks, including: (1) diversion of management's attention; (2) failure to retain key acquired personnel; (3) risks associated with unanticipated events, circumstances or legal liabilities; and
(4) amortization of acquired intangible assets. Some or all of these risks could adversely affect our operations and financial performance. For example, client satisfaction or performance problems at a single acquired business could adversely affect our reputation. Further, any businesses acquired in the future may not achieve anticipated revenues and earnings.

WE MAY HAVE DIFFICULTY FINANCING OUR FUTURE ACQUISITIONS, WHICH COULD LIMIT OUR GROWTH.

     We expect to finance future acquisitions by using cash, notes and/or shares of our common stock for all or a portion of the consideration to be paid. To the extent that we issue shares of our common stock as payment for an acquisition, a material decline in the market price of our common stock could make our stock less attractive consideration. We may not have sufficient cash resources to make acquisitions and we may need to obtain additional capital through debt or equity financing to sustain our growth. Although we have a $49 million credit facility, this facility is not currently available for acquisitions. We may not be able to obtain additional financing when needed on satisfactory terms, if at all.

IF THE EBUSINESS MARKET DOES NOT CONTINUE TO DEVELOP, OR IF ITS DEVELOPMENT IS DELAYED, OUR BUSINESS COULD BE HARMED.

     Our future revenue will depend on the development of the eBusiness market. The failure of this market to develop, or a delay in the development of this market, could seriously harm our business. The success of eBusiness depends substantially upon the widespread adoption of the Internet as a primary medium for commerce and business applications. Critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communications over the Internet.

CAPACITY CONSTRAINTS MAY RESTRICT THE USE OF THE INTERNET AS A COMMERCIAL MARKETPLACE, RESULTING IN DECREASED DEMAND FOR OUR PRODUCTS.

     The Internet infrastructure may not be able to support the demands placed on it by increased usage or by the transmission of large quantities of data. Other risks associated with commercial use of the Internet could slow its growth, including:

 . outages and other delays resulting from inadequate network infrastructure; . slow development of enabling technologies and complementary products; and . limited availability of cost-effective, high-speed access.

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     Delays in the development or adoption of new equipment standards or protocols required to handle increased levels of Internet activity, or increased governmental regulation, could cause the Internet to lose its viability as a means of communication among participants in the supply chain, resulting in decreased demand for our products.

WE ARE DEPENDENT ON CONTINUED EXPANSION OF THE INTERNET INFRASTRUCTURE.

     The recent growth in Internet traffic has caused frequent periods of decreased performance, requiring Internet service providers and users of the Internet to upgrade their infrastructures. If Web usage continues to grow rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. If these outages or delays on the Internet occur frequently, overall Web usage could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and dependent upon the speed and reliability of both the Internet and the capacity of the computer equipment used by our customers. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet and to computer equipment in general to alleviate overloading and congestion.

WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.

     The Internet is new and rapidly changing, and federal and state regulation relating to the Internet is evolving. Currently, there are few laws or regulations directly applicable to access to the Internet. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted covering issues such as user privacy, pricing, taxation, content and quality of products and services. The adoption of such laws or regulations could reduce the rate of growth of the Internet, which could materially and adversely affect our business.

OUR REVENUES AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY THE LOSS OF BUSINESS FROM SIGNIFICANT CLIENTS.

     Our revenue is primarily derived from services provided in response to client requests or on an assignment-by-assignment basis. Our engagements, generally billed on a time and materials or arranged fee basis, are terminable at any time by our clients, generally without penalty. In addition, for the year ended March 31, 1999, our largest client and our ten largest clients accounted for approximately 5% and 24%, respectively, of our revenues. Our clients may not continue to engage us for projects or use our services at historical levels, if at all. If we lose a major client or suffer a reduction in business, our revenue and financial condition may be adversely affected.

OUR FINANCIAL RESULTS ARE SUBJECT TO QUARTERLY FLUCTUATIONS.

     Our revenue, gross margins and operating margins for any particular quarter are generally affected by business mix and billing rates, resource requirements, marketing activities, retention rates, the timing and size of client projects and fluctuations in demand is a result of the technology market. Consequently, you should not deem our results for any quarter to be necessarily indicative of future results. In addition, any downward fluctuations in our results may cause a decline in the trading price of our common stock.

WE FACE POTENTIAL LIABILITY DUE TO THE PROJECT NATURE OF OUR BUSINESS WHICH OFTEN REQUIRES OUR IT PROFESSIONALS TO WORK AT OUR CLIENTS' PLACE OF BUSINESS.

     Our IT professionals are often deployed in the workplace of other businesses. As a result of this activity, we could be subject to possible claims of discrimination and harassment, employment of illegal aliens or other similar claims. These types of claims could result in negative publicity for us and money damages or fines. Although we have not had any significant problems in this area, we could encounter these problems in the future.

     We are also exposed to liability for actions of our IT professionals while on assignment, including damages caused by employee errors, misuse of client-proprietary information or theft of client property. Due to the nature of our assignments and the related potential liability, we cannot assure you that insurance we maintain, if continually available, will be sufficient in amount or scope to cover a loss.

                     RISKS RELATED TO OUR NEW JOINT VENTURE

OUR BUSINESS WILL BE HARMED IF OUR NEW JOINT VENTURE TRANSACTION DOES NOT CLOSE.

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  We have caused one of our indirect wholly-owned subsidiaries to enter into an operating agreement with bSmart.to Technologies, Inc., forming a new joint venture. The closing of this joint venture transaction depends on the satisfaction of two conditions set forth in the operating agreement and the execution and delivery of some additional transaction agreements. We have decided to focus our business on this new joint venture and related solutions opportunities emerging in wireless Internet communications. As a result, if we do not close the joint venture transaction, our business will be harmed.

WE ARE FOCUSING OUR BUSINESS ON THE NEW JOINT VENTURE AND WE CANNOT ASSURE YOU THAT THIS JOINT VENTURE WILL BE SUCCESSFUL.

     We have decided to divest our IT staff augmentation business to focus on our new joint venture and related solutions opportunities emerging in wireless Internet communications. We have decided to devote significant resources to this joint venture. We cannot assure you that our joint venture will be successful. If our joint venture is not successful, our business could be materially and adversely affected.

OUR JOINT VENTURE HAS NO OPERATING HISTORY ON WHICH AN INVESTOR CAN EVALUATE ITS BUSINESS.

     We have agreed to contribute certain information technology consulting and implementation and integration services assets and certain administrative transition services to bSmart.to LLC, a new joint venture with bSmart.to Technologies, Inc. Our joint venture has no operating history on which an investor can evaluate its business. You must consider the risks, expenses and difficulties this joint venture can be expected to encounter in the new and rapidly evolving wireless Internet communications and information systems area. These risks include the joint venture's ability to:

 .  attract and develop a customer base;
 .  generate sufficient levels of revenues and profitability;
 .  attract, retain and motivate qualified personnel;
 .  anticipate and adapt to rapid changes in its markets;
 .  maintain and enhance its systems to support growth of operations and increasing the number of users;
 .  introduce new and enhanced services and products;
 . minimize technical difficulties and system downtime; and . respond to changes in government regulation.

OUR LACK OF EXPERIENCE IN THE AREA OF MBUSINESS MAY ADVERSELY AFFECT OUR NEW JOINT VENTURE.

     We intend our new joint venture to focus on mobile business, or mBusiness, solutions in the emerging wireless Internet communications and information systems area. We have no prior experience in the area of mBusiness and cannot assure you that we will be able to develop the skills required to be successful in the area of mBusiness. If we cannot develop the skills required to be successful in the area of mBusiness, the joint venture's business will be materially and adversely affected.

WE HAVE NEVER WORKED WITH BSMART.TO TECHNOLOGIES, INC. AND DO NOT KNOW IF WE WILL HAVE A SUCCESSFUL RELATIONSHIP.

     We have never worked with bSmart.to Technologies, Inc. The success of our joint venture will depend on maintaining a good working relationship. Any disagreements between our management and the management of

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bSmart.to Technologies relating to operating the joint venture could adversely affect the business and results of operations of our joint venture.

WE OWN A MINORITY OF THE MEMBERSHIP INTERESTS IN THE JOINT VENTURE AND THEREFORE DO NOT CONTROL THE JOINT VENTURE.

     We own 49% of the membership interests in the joint venture and bSmart owns a 51% interest. In addition, the board of representatives of the joint venture consists of five members, three of which may be designated by bSmart and two of which may be designated by us. The joint venture may not take certain extraordinary actions unless these actions are approved by at least one of bSmart's designated representatives and one of our designated representatives. These actions include:

 .  modifications to the joint venture's business plan;
 .  the voluntary dissolution or liquidation of the joint venture or the commencement of bankruptcy related proceedings;
 .  actions contrary to the preservation of the joint venture's existence;
 .  acquisitions or dispositions of assets by the joint venture which have a fair market value in excess of 20% of the fair market value of the joint venture;
 .  dealings with bSmart or Cotelligent or their affiliates except pursuant to the terms of  the joint venture's operating agreement;
 .  issuances of new membership interests;
 .  redemptions or repurchases of membership interests;
 .  modification of the joint venture's operating agreement;
 .  additional capital contributions to the joint venture;
 . distributions of the joint venture's profits; and . in the event of a dissolution of the joint venture, removal of the independent third person engaged to wind up the affairs of the joint venture.

As to all other matters, bSmart will be in a position to control the joint venture. Actions taken by the joint venture, which may be approved by bSmart without our support, could impact the results of operations of the joint venture.

THE JOINT VENTURE IS SUBJECT TO RAPID CHANGES IN TECHNOLOGY AND CONSUMER PREFERENCES.

     The wireless Internet communications and information systems market is characterized by rapidly changing technology, changes in user and customer requirements and preferences, frequent new product and service announcements and evolving new industry standards and practices that could render the joint venture's existing proprietary technology and systems obsolete. The joint venture's success will depend, in part, on its ability to enhance its existing services; develop new services and technology that address the increasingly sophisticated and varied needs of existing and prospective users; and respond to technological advances and evolving industry standards and practices on a cost-effective and timely basis. The development of mobile information and communications systems and other proprietary technology entails significant technical, financial and business risks. To be successful, the joint venture must adapt to the rapidly changing market by continually improving the performance, features and reliability of its systems and services. The joint venture could also incur substantial costs to modify its services or infrastructure to adapt to these changes. The joint venture's business could be adversely affected if it incurred significant costs without adequate results.

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THE JOINT VENTURE WILL FACE SUBSTANTIAL COMPETITION.

     The joint venture will face substantial competition in the wireless Internet communications and information systems industry. The market for wireless Internet communications and information systems is rapidly evolving as a result of the development of new technologies, products and services.

     Competitors may have greater name recognition, larger customer bases, and significant financial, technical and marketing resources. This may allow them to devote greater resources than our joint venture to the development of their wireless Internet communications and information systems. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to users. Competitors may develop products and services that are equal or superior to those of our joint venture or that achieve greater market acceptance. As a result, competition may have a material adverse effect on the joint venture's financial results and prospects.

THE JOINT VENTURE DEPENDS ON INTELLECTUAL PROPERTY LAWS, WHICH MAY NOT FULLY PROTECT IT FROM UNAUTHORIZED USE OR MISAPPROPRIATION OF ITS PROPRIETARY TECHNOLOGIES.

     The joint venture relies on intellectual property laws, confidentiality procedures and contractual provisions to protect its proprietary rights in its products and technology. These measures afford only limited protection to the joint venture. The joint venture may be unable to avoid infringement or misappropriation claims regarding current or future technology, or unable to adequately deter misappropriation or independent third party development of its technology. In addition, policing unauthorized use of its products is difficult. We are unable to determine the extent to which piracy of the joint venture's software products exists and software piracy could become a problem. Litigation to defend and enforce the joint venture's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our business, regardless of the final outcome of such litigation.

THE JOINT VENTURE MAY EXPERIENCE DELAYS IN THE SCHEDULED INTRODUCTION OF NEW OR UPGRADED TECHNOLOGY, AND ITS PRODUCTS MAY CONTAIN UNDETECTED "BUGS," RESULTING IN LOSS OF REVENUE AND HARM TO ITS REPUTATION.

     The joint venture's technology is particularly complex, because it must perform in multi-platform environments and respond to customer demand for high performance and major new product enhancements. The joint venture's new products can require long development and testing periods before they are commercially released. If the joint venture experiences delays in the scheduled introduction of new technology, its customers may become dissatisfied and our business could be harmed.

     Also, despite testing by the joint venture, its technology may contain undetected errors or "bugs." These bugs could result in a delay or loss of revenue, diversion of development resources, damage to the joint venture's reputation, increased service and warranty costs, or impaired market acceptance and sales of these products, any of which could harm our business.

     RISKS RELATED TO THE DIVESTITURE OF OUR IT STAFF AUGMENTATION BUSINESS

     For more information about our divestiture of our IT staff augmentation business, see "Recent Developments-- Divestiture of our IT Staff Augmentation Business."

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OUR BUSINESS WILL BE HARMED IF THE DIVESTITURE OF OUR IT STAFF AUGMENTATION
BUSINESS DOES NOT CLOSE.

     Cotelligent and Cotelligent USA have signed an asset purchase agreement with Comsys Information Technology Services, Inc., a Delaware corporation, to divest substantially all of our IT staff augmentation business. This sale is still subject to various closing conditions set forth in the asset purchase agreement and the execution and delivery of some additional transaction agreements. In addition, the closing is contingent on Comsys' obtaining satisfactory financing for the transaction. We cannot assure you that the closing conditions will be satisfied or that this transaction will be consummated. If this transaction does not close and we continue to operate our IT staff augmentation business, our business will be harmed if key employees leave the company or otherwise make it difficult for us to operate once they know that the IT staff augmentation business is for sale. In addition, if we have to pursue another course of action to divest our IT staff augmentation business, our business could be materially and adversely affected.

     In addition, we currently intend to use the proceeds from the sale of our IT staff augmentation business to repay in full our existing indebtedness under our bank facility. The lenders under this credit facility have currently waived all existing defaults through July 15, 2000. If the transaction does not close, we will continue to need waivers from our lenders to existing covenant defaults under this facility and we will need to find other sources of funds to repay this facility. In addition, the need for continuing waivers of defaults may restrict our operating flexibility and harm our business.

IF THE SALE OF OUR IT STAFF AUGMENTATION BUSINESS IS COMPLETED, WE WILL HAVE CONTINUING OBLIGATIONS TO THE BUYER AS A RESULT OF THE SALE.

     If the sale of our IT staff augmentation business is completed, we will be obligated to indemnify the buyer for some period of time for certain liabilities which may arise as a result of the sale. We cannot predict the liabilities that may arise as a result of the sale. Any indemnification claims made by the buyer could materially and adversely affect our business.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. Our file number is 0-25372. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers may be found.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding Cotelligent and our common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

     Our common stock is traded on the New York Stock Exchange. Proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. The following documents and other materials, which we have filed with the SEC, are incorporated and specifically made a part of this prospectus by reference:

(1)  Annual Report on Form 10-K for the fiscal year ended March 31, 1999;
(2) Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999;

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(3)  Current Reports on Form 8-K dated November 30, 1998 (as amended on February
     12, 1999), June 28 1999, September 24, 1999, August 26, 1999, December 31,
     1999, March 6, 2000 and April 27, 2000; and
(4) Description of our securities contained in a Registration Statement on Form 8-A dated February 18, 1998.

     In addition, all documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of such documents with the SEC. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     This prospectus incorporates documents by reference that are not presented in this prospectus or delivered with this prospectus. Copies of these documents, other than exhibits to these documents that are not specifically incorporated by reference in this prospectus, are available without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of that person. Requests for any information should be directed to Daniel E. Jackson, Executive Vice President, Chief Financial Officer and Treasurer, Cotelligent, Inc., 101 California Street, Suite 2050, San Francisco, California 94111 (telephone number (415) 439-6400).

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains both historical and forward-looking statements. These forward-looking statements are not facts; rather, they are intentions and expectations relating to our plans, strategies and prospects. These forward-looking statements are within the meaning of Section 27A of the Securities Exchange Act and are intended to be covered by the safe harbors created by
Section 27A of the Securities Exchange Act. The forward-looking statements can generally be identified by our use of words such as "plan," "intend," believe," "expect," and other words of similar import. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve our plans, intentions or expectations. We urge you to consider carefully the important factors that could cause actual results to differ materially from the forward-looking statements. These factors are described in the section entitled "Risk Factors" and elsewhere in this prospectus. We make all the forward-looking statements in this prospectus only as of the date of this prospectus, and we do not undertake to publicly update these forward-looking statements to reflect subsequent events.

                              RECENT DEVELOPMENTS

JOINT VENTURE AGREEMENT

     On April 27, 2000, we caused our indirectly wholly-owned subsidiary, CZG Mobile Ventures, Inc., a Delaware corporation, to enter into an operating agreement with bSmart.to Technologies, Inc., a Delaware corporation, forming a joint venture entity called bSmart.to LLC, a Delaware limited liability company. CZG Mobile Ventures owns a 49% membership interest in the joint venture and bSmart owns a 51% interest. bSmart is an affiliate of the Buytel Group, a group of Irish technology organizations, and is in the business of using its patented technology and systems architecture to facilitate real-time information and communication for mobile people over a micro-selection of delivery channels.

     Upon the consummation of the joint venture transaction, bSmart will contribute to the joint venture certain technology and trademark rights and licenses, as well as certain technology support services. We will contribute to the joint venture (a) through CZG Mobile Ventures, $2,000,000 in cash at closing and $8,000,000 upon the sale by us of our IT staff augmentation division as discussed below under "Divestiture of our IT Staff Augmentation Business" and
(b) through our directly wholly-owned subsidiary, Cotelligent USA, Inc., a California corporation, (1) certain information technology consulting and implementation and integration services assets and (2) certain administrative transition services. The joint venture intends to utilize these contributions to develop and market mBusiness solutions in the emerging wireless Internet communications area.

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     The operating agreement sets forth as exhibits certain additional transaction agreements. Upon the fulfillment of two conditions set forth in the operating agreement, such additional transaction agreements will be executed and delivered, and the joint venture transaction closed. The two conditions involve us obtaining (a) the consent of our creditor, Fleet National Bank, to the contributions to be made to the joint venture and the release of certain security interests in the assets to be contributed by Cotelligent USA and (b) any required third-party consents to the assignment of all material contracts to be contributed to the joint venture by Cotelligent USA. Because we have no control over such third parties, there can be no assurance that any or all third parties will grant such consents and, therefore, that the joint venture transaction will be consummated.

     The additional transaction documents include a five-year warrant granted to bSmart to purchase our securities totaling 4% of Cotelligent's outstanding common stock at an exercise price of $8 per share, and a five-year warrant granted to us to purchase securities of bSmart totaling 4% of bSmart's outstanding common stock at an exercise price equal to the most recent valuation of bSmart.

     A copy of the operating agreement (including all exhibits) was filed with the SEC on May 12, 2000 as an Exhibit to our Current Report on Form 8-K. This summary description of the joint venture transaction does not purport to be complete and is qualified in its entirety by reference to the operating agreement, which is incorporated in this prospectus by reference.

DIVESTITURE OF OUR IT STAFF AUGMENTATION BUSINESS

     On June 14, 2000, Cotelligent and Cotelligent USA signed an asset purchase agreement with Comsys to divest substantially all of our IT staff augmentation business. We agreed to sell to Comsys our business, properties, assets, rights and interests, operating as a going concern, related to our IT staff augmentation business as conducted in Atlanta, Georgia, Boston, Massachusetts, Cedar Rapids, Iowa, Cleveland, Ohio, Colorado Springs and Denver, Colorado, Dallas, Texas, Fort Lauderdale and Orlando, Florida, Minneapolis, Minnesota, Pittsburgh, Pennsylvania, Portland, Oregon, Seattle, Washington, Saint Louis, Missouri and Sacramento, San Diego, San Francisco, San Jose, San Ramon and San Mateo, California. We have also agreed to sell to Comsys our accounting centers located in Pittsburgh, Pennsylvania and Seattle, Washington.

     The purchase price for the acquired business is approximately $131 million, comprised of cash paid at the closing, a contingent payment of up to $5 million relating to operating results for the quarter ending June 30, 2000 and the assumption of certain liabilities. If consummated, we expect this transaction to close by late June 2000.

       We have agreed to indemnify Comsys for certain liabilities which may arise as a result of the sale. Under the terms of the asset purchase agreement, our cumulative indemnification obligation is capped at 20% of the purchase price. We have also agreed that for a period of two years we will not engage in any business that competes with the acquired businesses and is located within the same greater metropolitan area as any office of the acquired businesses.

       The sale is subject to various closing conditions set forth in the asset purchase agreement and the execution and delivery of some additional transaction agreements, including an escrow agreement, a transition services agreement, spin-off agreements and a license agreement. In addition, the closing is contingent on Comsys' obtaining satisfactory financing for the transaction. Our board of directors may terminate the agreement to pursue a transaction with a third party if the failure to pursue such transaction would constitute a breach of its fiduciary duties under, or otherwise violate, applicable law. In such event, however, we would be required to pay Comsys a $3.6 million break-up fee.

       We have decided to divest our IT staff augmentation business in order to focus on our new joint venture and related solutions opportunities emerging in wireless Internet communications.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock offered hereby.

                              SELLING STOCKHOLDER

     The following table sets forth information with respect to the selling stockholder, including:

 .  the number and approximate percentage of shares beneficially owned by it as of June 12, 2000;
 . the number of shares registered for sale; and . the number and approximate percentage of shares to be owned by it after the completion of this offering.

       E.W. & Associates, Inc., which was formerly known as Information Systems Resources, Inc., and two of its stockholders entered into a purchase and sale of assets agreement effective as of January 1, 1998, as amended in a letter agreement dated April 15, 1999, pursuant to which we acquired substantially all of the assets of E.W. & Associates. In addition, the stockholders of E.W. & Associates, Inc. who were a party to the purchase and sale of assets agreement have been employed by us during the past three years and one of these stockholders is still employed by us as the president of one of our subsidiaries. Because the selling stockholder may sell all or some portion of the shares of our common stock beneficially owned by it, only an estimate (assuming the selling stockholder sells all of its shares offered hereby) can be given as to the number of shares of our common stock that will be beneficially owned by the selling stockholder after this offering. The address of the selling stockholder and the voting and investment power with respect to its shares is also listed below.

                                                                                                      COMMON STOCK
                                                       COMMON STOCK                                   BENEFICIALLY
                                                    BENEFICIALLY OWNED                                    OWNED
                                                   PRIOR TO OFFERING(1)           NUMBER             AFTER OFFERING
                                             --------------------------------   OF SHARES    ----------------------------
                   NAME                             NUMBER           PERCENT     OFFERED          NUMBER         PERCENT
------------------------------------------   ---------------------   --------   ----------   -----------------   --------
E.W. & Associates, Inc.(2)                             0                 0%     100,000(3)           0              0%

----------

(1) Based on a total of 15,225,336 shares of common stock outstanding as of June 12, 2000.

(2) The address of E.W. & Associates, Inc. is 1401 Oven Park Drive, Suite 201, Tallahassee, FL 32312.

(3) E.W. & Associates, Inc. has sole voting and investment power with respect to its shares of Cotelligent.

     We have agreed to diligently seek the effectiveness of this registration statement and to keep this registration statement effective until 180 days following the effective date or such shorter period as may be required to permit the public offering and sale of the shares covered by this prospectus by the selling stockholder until the offer and sale of the shares covered by this prospectus are completed.

                              PLAN OF DISTRIBUTION

     Sales of the shares of common stock registered under this prospectus may be made from time to time by the selling stockholder, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. These sales may be made on the New York Stock Exchange, in the over-the-counter market, or on another national securities exchange (any of which may involve crosses and block transactions), or in privately negotiated transactions or otherwise at prices and terms related to the current market price, or at negotiated prices. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold thereunder rather than pursuant to this prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions:

 .    a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

 .    a purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

 .    ordinary brokerage transactions and transactions in which the broker solicits a purchase; and

 .    face-to-face transactions between sellers and purchasers without a broker or dealer.

     In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholder in amounts to be negotiated.

     The selling stockholder and any brokers or dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of 2(11) of the Securities Act, and any commissions received by them or any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling stockholder and any such broker or dealer who may be deemed to be an underwriter against certain liabilities, including liabilities under the Securities Act as an underwriter.

     We have advised the selling stockholder that, during such time as they may be engaged in a distribution of the shares of common stock included herein, they must comply with the applicable provisions of Regulation M under the Exchange Act ("Regulation M") and, in connection therewith, the selling stockholder may not engage in any stabilization activity in connection with any of our securities, that they must furnish copies of this prospectus to each broker-dealer through which the shares of our common stock included herein may be offered, and that they may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities except as permitted under Regulation M.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

     The financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated April 26, 1999, and are included herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================

     No dealer, representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Cotelligent. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained in this prospectus is correct as of any date subsequent to the date of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                _______________
                               TABLE OF CONTENTS

Risk Factors........................................................    2
Where You Can Find More Information.................................    8
Documents Incorporated By Reference.................................    8
Forward-Looking Statements..........................................    9
Recent Developments.................................................    9
Use Of Proceeds.....................................................   11
Selling Stockholder.................................................   12
Plan Of Distribution................................................   13
Legal Matters.......................................................   13
Experts.............................................................   14